July 30, 2015

Securities and Exchange Commission

450 Fifth Street N.W.

Washington, DC 20549

We have read the statements of Ember Therapeutics, Inc. formerly known as American Home Alliance Corp. pertaining to our firm included under Item 4.01 of Form 8-K dated February 8, 2016 and agree with such statements as they pertain to our firm.

Sincerely,

/s/ KLJ & Associates, LLP